Press Release

Diversified Restaurant Holdings, Inc. Reports
Fourth Quarter and Fiscal Year 2015 Results

Achieves Fiscal Year 2015 Guidance
Fourth Quarter Revenue Increases 39.7% over Prior Year
Confirms Fiscal Year 2016 Guidance

SOUTHFIELD, Mich., March 10, 2016 (GLOBE NEWSWIRE) -- Diversified Restaurant Holdings, Inc. (Nasdaq: SAUC) ("DRH" or the "Company"), the largest franchisee for Buffalo Wild Wings® ("BWW") and creator and operator of Bagger Dave's Burger Tavern® ("Bagger Dave's"), today reported results for the fourth quarter and year ended December 27, 2015 and confirmed guidance for fiscal year 2016.

Michael Ansley, President and CEO of Diversified Restaurant Holdings, said, “For 2015, we generated top-line growth of over 34%, achieved our fifth year of positive comparable-store sales with a 2.9% gain, and met our most recent guidance. We also opened eight restaurants, acquired and began integrating 18 BWW in the St. Louis market, and rationalized our Bagger Dave’s portfolio by closing 11 underperforming locations. All in all, it was a year in which we realized opportunities but also took the necessary steps to position ourselves for a better future.”

Mr. Ansley continued, “2016 is a transitional period that we believe will pay long-term benefits for our business and shareholders. Given the overwhelming importance of BWW to our revenue and adjusted EBITDA, it will be our primary focus going forward. Specifically, we will be opening two BWW restaurants this year with 15 additional commitments for BWW development through 2020. We will also be remodeling eight BWW restaurants to the Stadia design this year with plans for all BWW to feature this updated stadium-like look and feel by the end of 2020. Lastly, we will open one Bagger Dave’s restaurant but there is no additional development being considered for this brand. Instead, we will be working to increase sales volumes through our recently deployed menu and improve operations at existing Bagger Dave’s locations.”

Mr. Ansley concluded, “We have also identified at least $4.0 million in savings through recent store closures and associated overhead, vendor consolidation, and other initiatives at both the restaurant and support levels. These cost reduction efforts are expected to bolster margins and will help drive our $36 to $38 million 2016 Adjusted Restaurant EBITDA guidance, a 24% to 31% increase over 2015.  They will also enable us to build cash and strengthen our balance sheet as we grow our top-line.”

Fourth Quarter 2015 Review

For the three months ended December 27, 2015, revenue increased 39.7% to $49.1 million compared to $35.1 million in the Fourth Quarter 2014, reflecting a 0.2% increase in consolidated comparable-store sales, the acquisition of 18 BWW restaurants, and the opening of eight new restaurants since the end of last year's fourth quarter -- three BWW and five Bagger Dave's.

As previously disclosed, comparable-store sales increased 0.8% for BWW and decreased 7.8% for Bagger Dave’s. BWW achieved its 20th consecutive quarter of positive comparable-store sales despite fewer meaningful sporting events in the MLB, NFL, and NCAA, relevant to our core customer base, compared to the previous year, along with unfavorable calendar shifts related to Halloween and Christmas. Bagger’s Dave’s was similarly affected by these factors in addition to an estimated 4.0% reduction in average ticket due to the full roll-out of our plattered menu in September 2015.

Food, beverage, and packaging costs increased 35.5% to $13.9 million. As a percentage of revenue, food, beverage, and packaging costs decreased to 28.4% of revenue for the Fourth Quarter 2015 compared to 29.2% for the Fourth Quarter 2014 primarily due to an increase in overall menu price for both concepts and a 4.8% decrease in bone-in chicken wing prices to $1.79 per pound compared to $1.88 in the Fourth Quarter 2014.

Compensation costs increased 45.9% to $13.4 million, or 27.2% of revenue, compared to 26.1% for the year-ago period.  On a pro forma basis, excluding the nine restaurants closed during the Fourth Quarter 2015 and compensation costs including severances, compensation costs were flat year over year.  Additionally, investments in labor standards at the remaining 18 Bagger Dave's to ensure guest satisfaction and higher minimum wages were offset by menu price increases taken in September 2015.

Occupancy costs increased 87.8% to $4.0 million, or 8.2% of revenue, compared to 6.1% for the same quarter last year. Approximately an increase of 110 basis points was primarily due to one-time expense relating to the early lease terminations for the nine restaurants closed during the Fourth Quarter 2015. Additionally, the nine closed restaurants increased occupancy costs by approximately 40 basis points, these elevated expenses will no longer be a part of DRH's on-going operations.

Other operating costs increased 51.2% to $11.5 million, or 23.4% of revenue, compared to 21.6% a year earlier. The increase as a percentage of revenue reflected one-time investments in the 18 BWW restaurants acquired on June 29, 2015 including several repair and maintenance and supplies expenses in order to elevate them to the Company's operating standards.

General and administrative expenses increased 29.2% to $3.2 million, however, as a percentage of revenue, General and administrative expenses decreased to 6.4% for the Fourth Quarter 2015 compared to 6.9% for the Fourth Quarter 2014. This was a result of sales leverage from the 18 BWW restaurant acquisition in addition to bringing our accounting in-house during the Fourth Quarter 2015. General and administrative expenses adjusted for one-time expenses as a percentage of revenue were 5.7%. For 2016, we anticipate the Company's total general and administrative expense to be less than 6.0% of revenue.

Pre-opening costs decreased 34.7% to $0.9 million from $1.4 million due to timing of restaurant openings. As a percentage of revenue, pre-opening costs decreased to 1.9% compared to 4.0% last year.

Depreciation and amortization increased 71.1% to $5.7 million, or 11.7% of revenue compared to 9.5% for the same quarter last year. The increase as a percentage of revenue is primarily due to the 18 BWW restaurant acquisition and underperforming Bagger Dave's which have since been closed or impaired directly impacting approximately 1.2% of revenue.

Loss on disposal of property and equipment was $11.2 million for the Fourth Quarter 2015, of which $10.7 million pertained to the restaurant closures and asset impairment, compared to $0.7 million for the Fourth Quarter 2014 resulting from disposals from loss on our sale leaseback transaction completed in late 2014.

Adjusted Restaurant-level EBITDA increased 28.0% to $7.7 million. As a percentage of revenue, adjusted restaurant-level EBITDA decreased to 15.7% compared to the previous year’s fourth quarter of 17.2%.(2) Adjusted EBITDA was $4.9 million or 10.0% of sales compared to 10.4% for the prior year.

The net loss was $9.6 million compared to a net loss of $1.4 million last year. Adjusted net loss, a non-GAAP measure, was $0.4 million for the Fourth Quarter of 2015 and $0.2 million for the Fourth Quarter of 2014.

On a pro forma basis; removing the sales and expenses of the 12 closed restaurants and impaired assets, Adjusted Restaurant-level EBITDA, Adjusted EBITDA, and Adjusted Net Income were $8.6 million or 18.2%, $6.1 million or 12.9%, and $0.8 million or 1.7%, respectively. On an annual basis, Adjusted Restaurant-level EBITDA, Adjusted EBITDA, and Adjusted Net Income were $31.2 million or 19.2%, $20.5 million or 12.6%, and $2.9 million or 1.8%, respectively.

The Company believes that, when used in conjunction with GAAP measures, restaurant-level EBITDA, adjusted EBITDA, and adjusted net income (loss), which are non-GAAP measures, provide additional information related to its operating performance. (See reconciliation of restaurant-level EBITDA, adjusted EBITDA, and adjusted net income in the supplemental tables included at the end of this release.)

Concept Performance

For the three months and twelve months ended December 27, 2015, sales and Adjusted Restaurant-level EBITDA for each concept were as follows:

	Bagger Dave's
	Three Months Ended			Twelve Months Ended
	December 27, 2015			December 27, 2015
	Base[1]	Closure[2]	Pro Forma[3]	Base[1]	Closure[2]	Pro Forma[3]
Sales	6,792,100	(1,369,078)	5,423,022	27,685,331	(8,148,600)	19,536,731
Adjusted Restaurant EBITDA	(639,932)	870,000	230,068	(639,801)	2,060,829	1,421,028
Adjusted Restaurant EBITDA %	(9.4)%	(63.5)%	4.2%	(2.3)%	(25.3)%	7.3%

	Buffalo Wild Wings
	Three Months Ended			Twelve Months Ended
	December 27, 2015			December 27, 2015
	Base[1]	Closure[2]	Pro Forma[3]	Base[1]	Closure[2]	Pro Forma[3]
Sales	42,303,292	(339,917)	41,963,375	144,800,046	(1,528,957)	143,271,089
Adjusted Restaurant EBITDA	8,367,081	33,436	8,400,517	29,778,339	(11,350)	29,766,989
Adjusted Restaurant EBITDA %	19.8%	(9.8)%	20.0%	20.6%	0.7%	20.8%

	Diversified Restaurant Holdings, Inc.
	Three Months Ended			Twelve Months Ended
	December 27, 2015			December 27, 2015
	Base[1]	Closure[2]	Pro Forma[3]	Base[1]	Closure[2]	Pro Forma[3]
Sales	49,095,392	(1,708,995)	47,386,397	172,485,377	(9,677,557)	162,807,820
Adjusted Restaurant EBITDA	7,727,149	903,436	8,630,585	29,138,538	2,049,479	31,188,017
Adjusted Restaurant EBITDA %	15.7%	(52.9)%	18.2%	16.9%	(21.2)%	19.2%
Adjusted EBITDA	4,912,374	1,218,695	6,131,069	17,237,959	3,310,513	20,548,472
Adjusted EBITDA %	10.0%	(71.3)%	12.9%	10.0%	(34.2)%	12.6%
Adjusted Net Income	(384,293)	1,198,078	813,785	(970,174)	3,861,164	2,890,990
Adjusted Net Income %	(0.8)%	(70.1)%	1.7%	(0.6)%	(39.9)%	1.8%

[1]	Financial performance for Fourth Quarter 2015 and year ended December 27, 2015, for respective concept

[2]
Financial performance of closed locations. Fourth Quarter 2015, eight Bagger Dave's, one BWW closed and impairment of four Bagger Dave's locations. Third Quarter 2015, three Bagger Dave's closed. Total closures for Fiscal 2015 was 12; 11 Bagger Dave's and one BWW.

[3]	Financial performance for Fourth Quarter 2015 with closed locations removed. Pro Forma does not take into consideration impact of acquisition or annualized impact of new restaurant operations.
Balance Sheet

At December 27, 2015, cash, cash equivalents and investments were $14.2 million, compared to $18.7 million at December 28, 2014. DRH believes that its existing financial resources are sufficient to meet its current operational funding, development, and obligations.

Fiscal Year 2016 Outlook

•	Revenue of $194.0 million to $200.0 million; a six year CAGR of 27.5% to 28.1%.

•	Three new restaurants, consisting of one Bagger Dave’s and two BWW; a six year CAGR of 24.8%.

•
Capital expenditures ranging from $14.0 million to $16.0 million, consisting of new restaurant development, eight BWW Stadia design remodeling projects, and maintenance capital expenditures. This represents a capital reduction of over $15.0 million from fiscal year 2015.

•	Adjusted EBITDA of $24.0 million to $26.0 million; a six year CAGR of 33.2% to 35.0%.

•	Restaurant-level EBITDA of $36.0 million to $38.0 million.

•	Strengthening the Company's balance sheet by building cash reserves and paying down debt as appropriate.

Conference Call and Webcast

DRH will host a conference call and webcast on Thursday, March 10, 2016 at 4:30 PM Eastern Time to discuss fourth quarter and fiscal year 2015 results. The live conference call can be accessed by dialing (877) 407-3982, or (201) 493-6780 for international callers, conference ID # 13630136. A replay will be available two hours after the end of the call through March 17, 22016, and can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers.

The live and archived webcast also can be accessed through the Company's website, www.diversifiedrestaurantholdings.com

About Diversified Restaurant Holdings, Inc.

Diversified Restaurant Holdings, Inc. (Nasdaq: SAUC) ("DRH" or the "Company") operates 62 BWW franchised restaurants in key markets in Florida, Illinois, Indiana, Michigan, and Missouri.  DRH was named the 2014 Franchisee of the Year and Operator of the Year by Buffalo Wild Wings Inc.

The Company also owns and operates 18 Bagger Dave's restaurants in Indiana, Michigan and Ohio.  For more information, visit www.baggerdaves.com.

The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

CONTACT: For more information contact:

Investor Relations Contact:
Raphael Gross
ICR Inc.
203.682.8253
raphael.gross@icrinc.com

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 29, 2013
Revenue	$172,485,378	$128,413,448	$108,886,139

Operating expenses
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage, and packaging	49,437,576	37,058,821	32,719,254
Compensation costs	46,315,042	33,337,000	28,096,721
Occupancy	12,377,659	7,205,420	6,381,052
Other operating costs	37,723,846	27,214,208	21,675,473
General and administrative expenses	15,351,440	8,786,520	7,270,597
Pre-opening costs	3,244,157	3,473,664	3,230,122
Depreciation and amortization	16,582,236	10,956,951	7,974,481
Impairment and loss on asset disposals	14,242,705	1,023,144	98,162
Total operating expenses	195,274,661	129,055,728	107,445,862

Operating profit (loss)	(22,789,283)	(642,280)	1,440,277

Interest expense	(4,211,255)	(2,274,041)	(1,718,711)
Other income (expense), net	822,039	(58,912)	151,292

Loss before income taxes	(26,178,499)	(2,975,233)	(127,142)

Income tax benefit	(9,986,007)	(1,706,736)	(261,450)

Net income (loss)	$(16,192,492)	$(1,268,497)	$134,308

Basic earnings per share	$(0.62)	$(0.05)	$0.01
Fully diluted earnings per share	$(0.62)	$(0.05)	$0.01

Weighted average number of common shares outstanding
Basic	26,211,669	26,092,919	23,937,188
Diluted	26,211,669	26,092,919	24,058,072

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 27, 2015	December 28, 2014
ASSETS
Current assets
Cash and cash equivalents	$14,200,528	$18,688,281
Investments	—	2,917,232
Accounts receivable	620,942	1,417,510
Inventory	1,934,584	1,335,774
Prepaid assets	1,618,429	397,715
Total current assets	18,374,483	24,756,512

Deferred income taxes	13,320,177	2,960,640
Property and equipment, net	79,189,661	71,508,950
Intangible assets, net	3,984,033	2,916,498
Goodwill	50,097,081	10,998,630
Other long-term assets	1,152,377	305,804
Total assets	$166,117,812	$113,447,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,807,552	$7,043,143
Accrued compensation	3,087,883	2,786,830
Other accrued liabilities	3,663,211	1,357,510
Current portion of long-term debt	9,918,827	8,155,903
Current portion of deferred rent	396,113	377,812
Total current liabilities	24,873,586	19,721,198

Deferred rent, less current portion	2,826,210	3,051,445
Unfavorable operating leases	671,553	693,497
Other liabilities	4,463,631	3,212,376
Long-term debt, less current portion	116,682,480	53,612,496
Total liabilities	149,517,460	80,291,012

Stockholders' equity
Common stock - $0.0001 par value; 100,000,000 shares authorized; 26,298,725 and 26,149,824, respectively, issued and outstanding	2,584	2,582
Additional paid-in capital	36,136,332	35,668,001
Accumulated other comprehensive loss	(1,006,667)	(175,156)
Accumulated deficit	(18,531,897)	(2,339,405)
Total stockholders' equity	16,600,352	33,156,022

Total liabilities and stockholders' equity	$166,117,812	$113,447,034

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	December 27, 2015	December 28, 2014	December 29, 2013
Cash flows from operating activities
Net income (loss)	$(16,192,492)	$(1,268,497)	$134,308
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	16,582,236	10,956,951	7,974,481
Amortization and write-off of debt discount and loan fees	240,036	331,650	76,407
Realized loss on investments	—	33,406	—
Impairment and loss on asset disposals	14,242,705	1,023,144	98,162
Share-based compensation	424,414	338,810	278,290
Deferred income taxes	(9,986,007)	(1,834,048)	(336,223)
Changes in operating assets and liabilities that provided (used) cash
Accounts receivable	796,568	(168,570)	(1,000,537)
Inventory	(207,329)	(264,148)	(208,542)
Prepaid assets	(1,220,714)	157,429	(107,715)
Intangible assets	(86,907)	(123,345)	(660,966)
Other long-term assets	(846,573)	(184,136)	(3,523)
Accounts payable	3,291,684	1,470,923	(497,999)
Accrued liabilities	2,775,105	1,123,372	208,742
Deferred rent	(206,934)	(297,688)	1,226,086
Net cash provided by operating activities	9,448,584	11,295,253	7,180,971

Cash flows from investing activities
Purchases of investments	—	(7,469,555)	(13,883,671)
Proceeds from sale of investments	2,952,302	13,111,935	5,278,048
Purchases of property and equipment	(32,502,997)	(38,988,376)	(25,345,370)
Acquisition of business, net of cash acquired	(54,041,489)	(3,202,750)	—
Proceeds from sale leaseback transaction	5,565,808	19,079,401	—
Net cash used in investing activities	(78,026,376)	(17,469,345)	(33,950,993)

Cash flows from financing activities
Proceeds from issuance of long-term debt	72,963,858	84,008,979	61,743,866
Repayments of long-term debt	(8,166,667)	(68,513,901)	(60,117,830)
Payment of loan fees	(751,071)	(249,116)	—
Proceeds from employee stock purchase plan	71,615	53,938	23,452
Repurchase of stock	(98,252)	—	—
Stock options exercised	74,999	—	—
Proceeds from sale of common stock, net of underwriter fees	—	—	31,982,679
Net cash provided by financing activities	64,090,039	15,299,900	33,632,167

Net increase (decrease) in cash and cash equivalents	(4,487,753)	9,125,808	6,862,145

Cash and cash equivalents, beginning of period	18,688,281	9,562,473	2,700,328

Cash and cash equivalents, end of period	$14,200,528	$18,688,281	$9,562,473

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation between Net Loss and Adjusted Net Income (loss), Adjusted EBITDA, and Adjusted Restaurant-Level EBITDA

	Three Months Ended		Twelve Months Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014

Net loss	(9,555,256)	(1,353,748)	(16,192,492)	(1,268,497)
+ Income tax (benefit)	(6,526,902)	(1,526,706)	(9,986,007)	(1,706,736)
+ Interest expense	1,377,357	837,949	4,211,255	2,274,041
+ Depreciation and amortization	5,721,776	3,344,826	16,582,236	10,956,951
EBITDA	(8,983,025)	1,302,321	(5,385,008)	10,255,759

+ Other income (expense), net	(43,303)	145,338	(822,039)	58,912
+ Impairment and loss on asset disposal	11,242,115	669,811	14,242,705	1,023,144
+ Non-recurring expenses (Corporate Level)(1)	337,477	127,919	3,450,861	254,241
+ Non-recurring expenses (Restaurant Level)(1)	1,438,632	—	2,507,283	—
+ Pre-opening costs	920,478	1,409,864	3,244,157	3,473,664
Adjusted EBITDA	4,912,374	3,655,253	17,237,959	15,065,720

+ General and administrative expenses	3,152,252	2,440,710	15,351,440	8,786,520
- Non-recurring expenses (Corporate Level)	(337,477)	(58,203)	(3,450,861)	(254,241)
Adjusted Restaurant Level EBITDA	7,727,149	6,037,760	29,138,538	23,597,999

Net loss	(9,555,256)	(1,353,748)	(16,192,492)	(1,268,497)
+ Other income (expense), net	(43,303)	145,338	(822,039)	58,912
+ Impairment and loss on asset disposal	11,242,115	669,811	14,242,705	1,023,144
+ Non-recurring expenses (Corporate Level)(1)	337,477	127,919	3,450,861	254,241
+ Non-recurring expenses (Restaurant Level)(1)	1,438,632	—	2,507,283	—
+ Pre-opening costs	920,478	1,409,864	3,244,157	3,473,664
+ Non-recurring interest expense	—	—	441,151	—
- Net effect of adjustments to tax provision	(4,724,436)	(799,997)	(7,841,800)	(1,635,387)
Adjusted Net Income (loss)	(384,293)	199,187	(970,174)	1,906,077

(1)Note: There were additional one-time expenses related to the acquisition that were identified or reassigned after the close of the Third Quarter 2015 that have an impact on each quarter of 2015 and has been added to represent the true full year 2015 Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income.
(2) Adjusted Restaurant-Level EBITDA represents net income (loss) attributable to DRH plus the sum of non-restaurant specific general and administrative expenses, restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest and non-recurring expenses related to acquisitions, equity offerings or other non-recurring expenses. Adjusted EBITDA represents net income (loss) attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest, and non-recurring expenses. Adjusted Net Income represents net income (loss) attributable to DRH plus the tax adjusted sum of non-recurring expenses that exist in Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, non-recurring expenses that occur outside of EBITDA, loss on property and equipment disposals, and restaurant pre-opening costs. We are presenting Adjusted Restaurant-Level EBITDA and Adjusted EBITDA, and Adjusted Net Income, which are not presented in accordance with GAAP, because we believe they provide an additional metric by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.
Additionally, we present Adjusted Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, which is non-recurring . The use of Adjusted Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Adjusted Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.
Adjusted Restaurant-Level EBITDA, Adjusted EBITDA, and Adjusted Net Income are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Adjusted Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Adjusted Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Adjusted Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures.